Elevation Series Trust N-14

Exhibit 99.6(b)

AMENDMENT TO THE ELEVATION SERIES TRUST

INVESTMENT ADVISORY AGREEMENT

with

TRUEMARK INVESTMENTS, LLC

THIS AMENDMENT dated as of [      ], to the Investment Advisory Agreement dated as of July 1, 2024 (the “Agreement”), entered into by and between ELEVATION SERIES TRUST (the “Trust”), a Delaware statutory trust, and TRUEMARK INVESTMENTS, LLC, a Delaware limited liability company with its principal place of business at 433 W. Van Buren Street, 1100-D, Chicago, IL 60607 (the “Adviser”).

WITNESSETH

WHEREAS, the parties have entered into the Agreement, pursuant to which the Adviser renders investment advisory services to certain series of the Trust;

WHEREAS, the Trust and the Adviser desire to amend Schedule A to the Agreement to add the RiverNorth Active Income ETF as a series of the Trust covered under the Agreement, so that the Adviser may render investment advisory services to the new series pursuant to the Agreement; and

WHEREAS, the Agreement allows for the amendment of the Agreement subject to certain conditions which have been met.

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A of the Agreement is superseded and replaced with the Amended Schedule A attached hereto, for the purpose of adding RiverNorth Active Income ETF, The Opal International Dividend Income ETF, and the TrueShares Seasonality Laddered Buffered ETF, to be effective with respect to such Fund in accordance with Section 11 of the Agreement.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above

ELEVATION SERIES TRUST
on behalf of the series listed on Schedule A

By:
Name:	Bradley Swenson
Title:	President

TRUEMARK INVESTMENTS, LLC

By:
Name:	Michael N. Loukas
Title:	Chief Executive Officer

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AMENDED SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT

ELEVATION SERIES TRUST
and
TRUEMARK INVESTMENTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
TrueShares Quarterly Bull Hedge ETF	0.79%	July 1, 2024
TrueShares Quarterly Bear Hedge ETF	0.79%	July 1, 2024
RiverNorth Active Income ETF	0.89%	Upon commencement of operations
Opal International Dividend Income ETF	0.75%	December 20, 2024
TrueShares Seasonality Laddered Buffered ETF	0.19%	Upon commencement of operations

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